EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors and Stockholders
First Interstate BancSystem, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of First Interstate BancSystem, Inc. of our report dated January 26, 2001, with respect to the consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows of First Interstate BancSystem, Inc. and subsidiaries, for the year ended December 31, 2000, which report appears in the December 31, 2002, annual report on Form 10-K of First Interstate BancSystem, Inc.

/s/ KPMG LLP

Billings, Montana
June 19, 2003